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                           July 28, 2021

       Britton Worthen
       Chief Legal Officer
       Nikola Corp
       4141 E Broadway Road
       Phoenix, AZ 85040

                                                        Re: Nikola Corp
                                                            Registration
Statement on Form S-1
                                                            Filed July 22, 2021
                                                            File No. 333-258103

       Dear Mr. Worthen:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Erin
Purnell at 202-551-3454 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing